EXHIBIT 10.34†

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel 0207 774 1000
Registered in England no. 226395. Registered Office as above. Authorised and regulated by the Financial Services Authority

EXECUTION COPY

CONFIRMATION

DATE: TO: FROM: SUBJECT: REF. NO.:	June 6, 2008 CIT Financial Ltd. (“Counterparty”) Goldman Sachs International (“GSI”) Total Return Swap Facility

The purpose of this communication is to set forth the terms and conditions of the above-referenced Total Return Swap Facility entered into on the Trade Date specified below (the “Facility”) between GSI and Counterparty. This communication constitutes a “Confirmation” as referred to in the Master Agreement specified below.

This Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the “2006 Definitions”) and the 2003 ISDA Credit Derivatives Definitions as amended and supplemented by the May 2003 Supplement to the ISDA Credit Derivatives Definitions (together the “Credit Definitions” and together with the 2006 Definitions, the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Credit Definitions, the 2006 Definitions shall govern.

This Confirmation supplements, forms a part of, and is subject to, the 1992 form of ISDA Master Agreement dated as of June 6, 2008 (including the Schedule and Credit Support Annex thereto), as amended or replaced from time to time (the “Master Agreement”) between GSI and Counterparty. This Confirmation will be read and construed as one with the executed Master Agreement and all other outstanding Confirmations between the parties, so that all such Confirmations and the executed Master Agreement constitute a single Agreement between the parties.

All provisions contained in, or incorporated by reference into the Master Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and the Definitions the Master Agreement or another Confirmation, as the case may be, this Confirmation will prevail for the purpose of the Facility and each Transaction to which this Confirmation relates.

This Confirmation evidences a separate total return swap transaction (each a “Transaction”) with respect to each Reference Obligation specified in Annex A from time to time as if the details specified in Annex A with respect to that Reference Obligation were set out in the Confirmation in full. Each such Transaction will have a unique Transaction Reference Number as is set out in Annex A. The terms of the Facility and each particular Transaction to which this Confirmation relates are as follows:

Terms Relating to the Facility

Total Return Payer	GSI

Floating Rate Payer	Counterparty

Trade Date	June 6, 2008

Facility Commencement Date	June 6, 2008

Facility End Date	The earliest of (i) the date falling 20 years after the Facility Commencement Date and (ii) an Optional Termination Date on which the Counterparty has terminated this Facility.

†	Confidential portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment. The portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission are denoted by the use of an asterisk in this agreement.

Optional Termination Date

On any Business Day, Counterparty shall have the option to early terminate this Facility on 10 Business Days prior written notice to GSI upon prior payment by Counterparty to GSI of the Present Value Facility Fee calculated on the Maximum Aggregate Notional Amount as of such Optional Termination Date.

Portfolio	The portfolio comprising each Eligible RO that is a Reference Obligation (“RO”) subject to a Transaction, as set out in Annex A (as amended from time to time to reflect Portfolio Adjustments).

Eligible RO	Any debt obligation which meets all of the following requirements as determined on the Effective Date of such obligation, as determined by the Calculation Agent:

	(i)	A bond that is capable of being settled in The Depository Trust Company, Euroclear Bank S.A./N.V or Clearstream Banking, SA (or any successor to any such entity);

	(ii)	(a) Rated at least as high as [*] by each of Standard and Poor’s (“S&P”) and Moody’s Investor Services (“Moody’s”), and not on Creditwatch Negative or Watchlist Negative (or their respective equivalents) and (b) such rating is a monitored rating subject to periodic update by the relevant agency;

	(iii)	If rated by Fitch Ratings Inc. (“Fitch”), rated at least as high as [*] and not on Creditwatch Negative or Watchlist Negative (or their respective equivalents);

	(iv)	Denominated in USD, GBP, CAD or EUR;

	(v)	Are Asset Backed Securities that are backed predominately by assets falling into one of the following categories: aircraft leases, railcar leases, other equipment loans or leases, student loans, commercial loans (including but not limited to CLOs), vendor finance obligations and trade finance obligations;

	(vi)	A legal final maturity of no more than 30 years from the Effective Date;

	(vii)	if the RO has a fixed rate of interest, the weighted average life of such RO is less than [*] years (or such longer period otherwise agreed to by GSI acting in a reasonable manner).

	(viii)	Counterparty and its Credit Support Providers have provided to GSI such documentation in respect of such obligation as GSI shall have reasonably requested (which shall include, without limitation, the offering document, rating letters, a Tax Opinion and, if applicable, the most recent Trustee/Servicer Report);

	(ix)	The Reference Entity of such obligation is bankruptcy remote from Counterparty, its Credit Support Providers and their respective Affiliates, or other prior owner of the assets securitized through issuance of the Reference Obligation, as evidenced by a True Sale and Nonconsolidation Opinion satisfactory to GSI in its good faith discretion or other circumstances satisfactory to GSI;

	(x)	The issuer of the RO shall not be an affiliate of the Counterparty or its Credit Support Providers for US bankruptcy law purposes (as reasonably determined by GSI);

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

(xi)	Application will have been made or required to be made on a recognised stock exchange;

(xii)	Not registered pursuant to any registration statement with the U.S. Securities and Exchange Commission

(xiii)	Not issued by or guaranteed by any of (1) Counterparty or its Credit Support Providers, (2) The Goldman Sachs Group, Inc., or (3) any Affiliates of The Goldman Sachs Group, Inc.;

(xiv)	A bond that does not require a Holder to execute any agreement prior to buying or selling such bond, qualifies for transfer in accordance with the provisions of Regulation S and/or Rule 144A under the Securities Act and is otherwise Transferable;

(xv)	Would not cause the Portfolio to violate any of the following limits by aggregate Net USD Notional Amounts:

	a.	The sum of the Net USD Notional Amounts of ROs rated [*] by each of S&P and Moody’s may be up to [*]% of the Maximum Aggregate Notional Amount, provided, however, that any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated [*] by S&P and Moody’s;

	b.	The sum of the Net USD Notional Amounts of ROs rated at least [*] by each of S&P and Moody’s (excluding ROs that are rated [*]) may not exceed (i) [*]% of the Maximum Aggregate Notional Amount minus (ii) the sum of the Net USD Notional Amounts of ROs rated lower than [*] by either S&P or Moody’s, provided, however, that (x) any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated [*] by S&P and Moody’s and (y) any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated lower than [*] by S&P and Moody’s;

	c.	The sum of the Net USD Notional Amounts of ROs rated at least [*] by each of S&P and Moody’s (excluding ROs that are rated [*] or [*]) may not exceed (i) [*]% of the Maximum Aggregate Notional Amount minus (ii) the sum of the Net USD Notional Amounts of ROs rated lower than [*] by either S&P or Moody’s, provided, however, that any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated lower than [*] by S&P and Moody’s;

	d.	The sum of the Net USD Notional Amounts of ROs which are obligations secured by commercial loans may not exceed [*]% of the Maximum Aggregate Notional Amount;

	e.	The sum of the Net USD Notional Amounts of ROs which are obligations secured by equipment loans or leases (including aircraft leases and railcar leases), may not exceed [*]% of the Maximum Aggregate Notional Amount;

	f.	The sum of the Net USD Notional Amounts of ROs which are

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

obligations secured by aircraft leases or railcar leases may not exceed [*]% of the Maximum Aggregate Notional Amount; and

	g.	The sum of the Net USD Notional Amounts of ROs which are obligations secured by Private Student Loans may not exceed [*]% of the Maximum Aggregate Notional Amount.

	h.	The sum of the Net USD Notional Amounts of ROs which are secured by Guaranteed Student Loans may not exceed [*]% of the Maximum Aggregate Notional Amount.

	i.	The sum of the Net USD Notional Amounts of ROs which are secured by assets other than commercial loans, equipment loans or leases (including aircraft leases and railcar leases), Private Student Loans or Guaranteed Student Loans, and which are not identified in j. below, may not in the aggregate exceed [*]% of the Maximum Aggregate Notional Amount.

	j.	The sum of the Net USD Notional Amounts of ROs agreed between GSI and Counterparty pursuant to (xxiv) below shall not exceed such percentage of the Maximum Aggregate Notional Amount as shall be specified by GSI.

For purposes of the foregoing tests:

(a) the ratings applied for both the new RO proposed to be added to the Portfolio and the ratings for the existing ROs in the Portfolio shall be current ratings of such ROs as of the proposed Effective Date for the new RO;

(b) If any RO consists of more than one of the asset types described in d. through i., the full Net USD Notional Amount of such RO shall be counted against each of the relevant percentage restrictions; and

(c) [*] means [*] (S&P), [*] (Moody’s) and [*] (Fitch); and [*] means [*] (S&P), [*] (Moody’s), and [*] (Fitch); and [*] means [*] (S&P), [*] (Moody’s).

(xvi)	Would not cause the Net USD Notional Amount of a single RO in the Portfolio to exceed [*]% of the Maximum Aggregate Notional Amount;

(xvii)	Would not cause the aggregate Net USD Notional Amount of all ROs which are issued by a common issuer and have the same rating to exceed a) to the extent the ROs are rated [*], $[*] or b) to the extent one or more of such ROs are rated below [*], [*]% of the Maximum Aggregate Notional Amount;

(xviii)	Would not cause the aggregate Net USD Notional Amount of all ROs which are secured predominantly by obligations of any one obligor or group of affiliated obligors, to exceed [*]% of the Maximum Aggregate Notional Amount;

(xix)	Would not cause the total number of ROs to exceed [*];

(xx)	GSI owning the RO in an amount equal to the Net USD Notional Amount would not violate any law, rule or regulation applicable to GSI;

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

(xxi)	In the case of a Counterparty Originated Asset, Counterparty has delivered to GSI an executed indemnity letter in a form acknowledged in a letter agreement between GSI and Counterparty of even date herewith (the “Indemnity Letter”);

(xxii)	The terms of such RO require delivery to holders of such RO of Trustee/Servicer Reports providing information of a degree and with a frequency which is customary in Rule 144A securitizations of the same asset types;

(xxiii)	Is issued in registered form for U.S. federal income tax purposes; and

(xxiv)	Also includes any other obligation as GSI may agree from time to time following request from Counterparty.

If it is determined after the Effective Date that the RO failed to meet any of the foregoing requirements as of the Effective Date and GSI gives notice of such circumstance to Counterparty, a Removal Date shall be deemed to occur in relation to such RO. Further, if after the Effective Date Counterparty fails to deliver the most recently issued Trustee/Servicer Report or Rating Agency Report with respect to an RO within five Business Days of a request from GSI, at GSI’s sole option a Removal Date may be deemed to occur in relation to such RO.

“Asset Backed Securities” means securities that are Not Contingent within the meaning of the Credit Derivatives Definitions and are secured by loans, leases, receivables or similar payment obligations or financial assets which convert by their terms into cash within a finite period of time, and without limitation of the foregoing shall exclude (i) credit linked notes or other synthetic securities; i.e. securities secured by or representing credit swaps, total return swaps or other derivative exposures, (ii) securities secured by equity instruments or corporate bonds and (iii) ABS CDOs, “CDO squareds” or other securities which are themselves secured by Asset Backed Securities.

“Counterparty Originated Asset” means any RO with respect to which the Counterparty, its Credit Support Providers or any of their Affiliates (i) is related as depositor, originator or transferor of the receivables securitized in the RO or (ii) is a sponsor, servicer or administrator thereto, (iii) is a holder of any beneficial interest in the issuer of the RO or (iv) has acted as an underwriter, arranger or distributor of such RO.

“Guaranteed Student Loans” means student loans originated under Title IV of the Higher Education Act, no less than 95% of the loan principal and interest of which are guaranteed and explicitly reinsured by the United States Department of Education.

“Private Student Loans” means student loans other than Guaranteed Student Loans.

“Tax Opinion” means a legal opinion of nationally recognized tax counsel that concludes that (a) the RO will be treated as indebtedness for U.S. federal income tax purposes and (b) the issuer of the RO will not be treated as subject to U.S. federal tax.

“True Sale and Nonconsolidation Opinion” means a legal opinion of McKee Nelson LLP or other counsel satisfactory to GSI in its good faith discretion which concludes that (i) any assets purchased by the Reference Entity in connection with the relevant securitization would not be considered to be part of the estate of any relevant Affiliate of Counterparty (an “Originator Affiliate”) in a proceeding under the United States Bankruptcy Code and (ii) neither the Reference Entity nor any other special purpose entity organized in connection with the relevant securitization would be substantively consolidated with any of (A) Counterparty, (B) any Credit Support Providers of Counterparty or (C) any Originator Affiliate (other than a special purpose entity), in each case where the foregoing conclusions take account of the existence and terms of this Facility and Counterparty’s Credit Support Documents.

Maximum Aggregate Notional Amount	In respect of any date, USD 3,000,000,000, less cumulative amount of Swap Amortization amounts determined on or prior to such date.

Aggregate Notional Amount	The sum on any day of the Net USD Notional Amounts of each RO at the close of business on that day.

Swap Amortization	USD 300,000,000 with respect to each anniversary of the Facility Commencement Date, beginning with the 11th anniversary of the Facility Commencement Date.

Portfolio Adjustment	Counterparty may, by sending a Portfolio Adjustment Notice to GSI, designate any Business Day to adjust the Portfolio (any such adjustment a “Portfolio Adjustment”) by:

(i) designating a new Eligible RO for addition to the Portfolio; or

(ii) designating a RO for removal, in whole or in part, pursuant to a Removal Date; or

(iii) combining (i) and (ii) to effect a substitution;

provided (a) no Potential Event of Default or Event of Default has occurred and is continuing in relation to Counterparty, (b) the Aggregate Notional Amount does not exceed the Maximum Aggregate Notional Amount as a result of such Portfolio Adjustment; (c) each RO to be added is an Eligible RO; and (d) there shall be no more than one new RO added to the Portfolio in any calendar week.

In addition:

[*]

(b) If Counterparty fails to designate a Removal Date as required hereby, GSI may by sending a Portfolio Adjustment Notice to Counterparty, designate any Business Day to adjust the Portfolio (any such adjustment, also a “Portfolio Adjustment”) by designating one or more ROs for removal, in whole or in part, pursuant to a Removal Date such that after giving effect to such Portfolio Adjustment Notice, the Aggregate Notional Amount is less than or equal to the Maximum Aggregate Notional Amount.

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

Portfolio Adjustment Notice

A notice provided at least fifteen Business Days (or such lesser number of Business Days as agreed between Counterparty and GSI) prior to the date of any Portfolio Adjustment revising Annex A to take account of any [*]

Determination of Initial FX Rate

The Calculation Agent will determine in a commercially reasonable manner the Initial FX Rate for each RO not denominated in USD based on the Current FX Rate as of the date determined by the Calculation Agent after the date the Portfolio Adjustment Notice is received for such RO and at least two Business Days prior to its Effective Date.

FX Rate

With respect to a Specified Currency, as of the Effective Date and at any time prior to and including the initial [*], the Initial FX Rate; and following the initial [*], the Current FX Rate as of the immediately preceding [*].

Current FX Rate

With respect to a Specified Currency as of any date, the spot rate of exchange between the Specified Currency and USD as of such date, determined by the Calculation Agent in a commercially reasonable manner.

Business Days

For payment dates requiring payments in USD, London and New York

For payment dates requiring payments in CAD, Toronto and London

For payment dates requiring payments in EUR, London and TARGET.

For payment dates requiring payments in GBP, London and New York

For purposes of the Collateral provisions, Portfolio Adjustment Notices and all other purposes hereunder, London and New York.

Business Day Convention	Modified Following

Calculation Agent	GSI

Facility Fee

Facility Fee

On each Facility Fee Payment Date, Counterparty shall pay to GSI a Facility Fee determined as follows:

Facility Fee Notional Amount x Facility Fee Rate x (the actual number of days within the relevant Facility Fee Period divided by 360)

Facility Fee Notional Amount

In respect of the Facility Fee Period from and including the Facility Commencement Date to but excluding the initial Facility Fee Payment Date, the higher of (a) the Aggregate Notional Amount and (b) zero. For the immediately following Facility Fee Period, the higher of (a) the Aggregate Notional Amount and (b) [*]% of the Maximum Aggregate Notional Amount. For each

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

subsequent Facility Fee Period, the Maximum Aggregate Notional Amount.

Facility Fee Rate	285 bps

Facility Fee Period	With respect to any Facility Fee Payment Date, the period from (and including) the immediately preceding Facility Fee Payment Date (or, in relation to the initial Facility Fee Period, the Facility Commencement Date) to (but excluding) such Facility Fee Payment Date (or, in relation to the final Facility Fee Period, the Facility End Date).

Facility Fee Payment Dates	Quarterly on each three month anniversary of the Facility Commencement Date and ending on the Facility End Date.

Terms Relating to Each Transaction

1. General Terms

Terms Specified in Annex A	The Following terms in relation to each Transaction will be specified in Annex A:

	•	Effective Date (subject to Condition to Effectiveness below)

	•	Reference Obligation (“RO”)

	•	Reference Entity

	•	Guarantor or other credit support provider (if any)

	•	Insurer (if any)

	•	Specified Currency

	•	Initial FX Rate

	•	Initial Notional Amount (which will be an actual outstanding principal amount of the RO)

	•	Offered Price (including accrued interest) (expressed as percentage of principal balance)

	•	Initial Price (expressed as percentage of principal balance)

	•	Floating Rate Period End Dates

	•	Reference Obligation Coupon

	•	Each credit rating of RO as at Effective Date

	•	The Transaction Termination Date

	•	Initial Haircut Percentage (which will be the Haircut Percentage applicable to the RO on the Effective Date)

The Transaction Termination Date shall, if required by or assumed by counsel in connection with the delivery of a True Sale and Non-Consolidation Opinion, be a date occurring not later than (i) for ROs for which the expected final amortization based on pricing speed, as determined by Counterparty (the "Expected Amortization Date") will occur 5 years or more after the Effective

Date for such RO, the date on which 80% of the number of days occurring between the Effective Date for such Transaction and the Expected Amortization Date have lapsed, (ii) for ROs for which the Expected Amortization Date will occur more than one but less than five years after the Effective Date for such RO, the date occurring one year prior to the Expected Amortization Date and (iii) for ROs for which the Expected Amortization Date will occur one year or less from the Effective Date for such RO, the date on which 50% of the number of days occurring between the Effective Date for such Transaction and the Expected Amortization Date have lapsed.

Condition to Effectiveness

The Effective Date shall be subject to (A) the availability to GSI of a firm offer from Counterparty or an unaffiliated third party designated by Counterparty on which GSI or its designee could execute the purchase of a principal amount of the RO equal to the Initial Notional Amount at the Offered Price for settlement on the Effective Date, such Offered Price (1) not to exceed the market value of the principal amount of the RO determined by the Calculation Agent in a commercially reasonable manner and (2) unless a Bid Failure Event occurs, to be greater than the applicable Initial Haircut Percentage and (B) receipt by GSI on or prior to such Effective Date of the Initial Payment from CIT Financial (Barbados) Srl (“CIT Barbados”) as required to be made pursuant to a Guaranty provided by CIT Barbados (the “Guaranty”) for application under the Transaction. If a Bid Failure Event occurs, the Effective Date shall occur at Counterparty’s option and the Offered Price shall be equal to zero.

For the avoidance of doubt, if an Effective Date and Bid Failure Event occurs and the Offered Price is zero, immediately upon the Effective Date, Counterparty shall at its option, after giving the applicable notice described in this Agreement, be entitled to either (i) cause a [*] or (ii) receive the Market Related Amount in cash from GSI with respect to the related RO on the Effective Date under the terms of the Credit Support Annex.

The initial Effective Date hereunder shall also be subject to the condition precedent that (i) counsel to CIT Barbados has provided GSI with an opinion acceptable to GSI confirming the perfection of GSI’s interest in any Initial Payment to be made by CIT Barbados under the Guaranty from time to time and (ii) CIT Barbados has taken all necessary steps required by GSI to perfect GSI’s interest in such Initial Payment under Barbados law.

Initial Price

From and including the Effective Date to but excluding the [*], (1) Offered Price minus (2) Haircut Percentage (in each case as of the Effective Date), subject to a minimum of zero.

From and including any [*] to but excluding the [*], (1) Current Price minus (2) Haircut Percentage (in each case as of the [*] occurring at the beginning of such period), subject to a minimum of zero.

Bid Failure Event

If prior to the Effective Date either GSI gives notice to Counterparty, or Counterparty gives notice to GSI, that GSI has not identified a firm bid for the RO at the Offered Price after the Condition to Effectiveness has been satisfied (for settlement on the Effective Date), then the Effective Date shall be five business days after the effective date of such notice. If prior to the second effective date either GSI gives notice to Counterparty, or Counterparty gives notice to GSI, that GSI has not identified a firm bid for the RO at the Offered

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

Price (for settlement on such second effective date), then the Effective Date shall be five business days after the effective date of such notice. If prior to the third effective date either GSI gives notice to Counterparty, or Counterparty gives notice to GSI, that GSI has not identified a firm bid for the RO at the Offered Price (for settlement on such third effective date), then a Bid Failure Event has occurred. For the avoidance of doubt, GSI is not required to provide a bid for the RO.

Initial Payment

CIT Barbados, as required pursuant to the Guaranty, will make a payment to GSI on the Effective Date for each RO calculated as follows:

Initial Notional Amount times Initial Haircut Percentage divided by FX Rate for the relevant RO; provided, however, that if there is a Bid Failure Event, then the Initial Payment will be zero.

Notional Amount	The Initial Notional Amount, as reduced by each Terminated Notional Amount and Actual Principal Repayment from time to time.

Net USD Notional Amount	On any day, the Notional Amount at the close of business (London time) on that day multiplied by the related Initial Price divided by the related FX Rate for that RO.

Average Notional Amount	With respect to any Floating Rate Period, the sum of the Net USD Notional Amounts for each day in that period divided by the actual number of days in that period.

Termination Date	The earlier of: (i) the Facility End Date, (ii) the Defaulted Termination Date, (iii) the Transaction Termination Date or (iv) the date on which the Notional Amount of the Transaction equals zero.

Removal Date	The Business Day specified by Counterparty or GSI for early termination, in whole or in part, of an RO in accordance with a Portfolio Adjustment.

2 . Effective Date Exchange

Counterparty Exchange Amount	On the Effective Date with respect to an RO, Counterparty shall pay to GSI an amount in the Specified Currency with respect to such RO equal to its Initial Notional Amount multiplied by its Offered Price.

GSI Exchange Amount	On the Effective Date with respect to an RO, GSI shall pay to Counterparty an amount in USD with respect to such RO equal to its Initial Notional Amount multiplied by its Offered Price divided by its Initial FX Rate.

3 . Haircut

Haircut Percentage	The Haircut Percentage shall be the percentage determined in accordance with the table below by reference to the rating of the RO as of the relevant date. For the avoidance of doubt the Haircut Percentage applicable to an RO may change after the Effective Date if its applicable rating changes.

	Rating	Percentage

	““AAA” FFELP Assets	[*]% plus the Selected Percentage
	“A” or better	[*]% plus the Selected Percentage
	“BBB” but less than “A”	[*]% plus the Selected Percentage

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

	Less than “BBB” [*]% plus the Selected Percentage

provided that where the ratings of the relevant agencies differ, the lower of the ratings shall apply.

As used above:

“A” or better” means that the RO is rated at least A+/A by S&P and A1/A2 by Moody’s and, if rated by Fitch, is rated at least A+/A by Fitch;

““BBB” but less than “A”” means that the RO is rated at least A-/ BBB+/BBB/BBB- by S&P and A3/Baa1/Baa2/Baa3 by Moody’s and, if rated by Fitch, is rated at least A-/BBB+/BBB/BBB- by Fitch.

“Less than “BBB”” means that the RO is neither ““A” or better” nor ““BBB” but less than “A””.

“AAA” FFELP Assets means that the RO is a securitization where the securitized receivables are exclusively comprised of Guaranteed Student Loans, and is rated AAA by S&P and Aaa by Moody’s and, if rated by Fitch, is rated at least AAA by Fitch.

“Selected Percentage” means (x) in respect of any date prior to the seven year anniversary of the Facility Commencement Date, zero and (y) in respect of any date after the seven year anniversary of the Facility Commencement Date, a figure of between 0% and 10% selected by GSI; provided, however, that (i) the Selected Percentage may not exceed 10%, (ii) the Selected Percentage may not be decreased from its value on any prior date and (iii) each incremental increase in the Selected Percentage shall result in a reduction of the Facility Fee Rate by 5 bps with effect from the date of such increase, with the values of the Facility Fee corresponding to each possible value of the Selected Percentage as set forth below.

	Selected	Facility Fee	Selected	Facility Fee
	Percentage	Rate (bps)	Percentage	Rate (bps)

	0%	285	6%	255
	1%	280	7%	250
	2%	275	8%	245
	3%	270	9%	240
	4%	265	10%	235
	5%	260

4. Total Return Payer Payments

Total Return Coupon Payments	On each Total Return Coupon Payment Date, GSI shall pay to Counterparty an amount in the Specified Currency equal to the Actual Coupon Payment on the related RO.

Total Return Coupon Payment Dates	With respect to an RO, the date falling five Business Days following each date on which the Holders of the RO receives an Actual Coupon Payment.

5. Floating Rate Payer Payments

Floating Rate Payments	On each Floating Rate Payment Date, Counterparty shall pay to GSI an amount in USD equal to: Average Notional Amount times Floating Rate times Floating Rate Day Count

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

Fraction

Floating Rate Period End Dates	As specified in Annex A, and the Termination Date.

Floating Rate Payment Dates	The date falling five Business Days following each Floating Rate Period End Date.

Floating Rate	USD-LIBOR-BBA (with a Designated Maturity equal to the Floating Rate Period) plus the Floating Rate Spread. Linear Interpolation shall apply.

Floating Rate Spread	0 bps

Floating Rate Period	The period from, and including, the prior Floating Rate Period End Date or the Effective Date, as applicable, to, but excluding, the current Floating Rate Period End Date.

Floating Rate Day Count Fraction	Actual/360

Floating Rate Reset Dates	The first day of each Floating Rate Period

6 . Principal Payments

Floating Rate Principal Payments

On each Principal Payment Date, Counterparty shall pay to GSI an amount in USD equal to:

(1) the amount of the Actual Principal Repayment on the related RO times (2) Offered Price divided by (3) FX Rate.

Amortized Net Notional Amount	For any Principal Payment Date, the amount of the Actual Principal Repayment on the related RO times Initial Price.

First Total Return Principal Payments	On each Principal Payment Date, GSI shall pay to CIT Barbados an amount in USD equal to (a) the Actual Principal Repayment on the related RO times (b) the Initial Haircut Percentage divided by (c) the FX Rate with respect to that RO.

Second Total Return Principal Payments	On each Principal Payment Date, GSI shall pay to Counterparty an amount in the Specified Currency equal to the Actual Principal Repayment on the related RO.

Principal Payment Dates	With respect to an RO, the date falling five Business Days following each date on which the Holders of the RO receive an Actual Principal Repayment.

7 . Termination Payments

First Total Return Termination Payment	On each Termination Payment Date (and on any Early Termination Date, subject to any applicable reduction and setoff for any amounts due and unpaid by Counterparty under the Master Agreement in respect of such Early Termination Date), GSI shall pay to CIT Barbados an amount in USD equal to the Terminated Notional Amount times the Initial Haircut Percentage divided by the FX Rate with respect to that RO.

Second Total Return Termination Payment	On each Termination Payment Date, GSI shall pay to Counterparty an amount in the Specified Currency equal to the Terminated Notional Amount times Final Price.

Floating Rate Termination Payment

On each Termination Payment Date, Counterparty shall pay to GSI an amount in USD equal to:

(A) Terminated Notional Amount times Initial Price divided by FX Rate plus

(B) Terminated Notional Amount times Initial Haircut Percentage divided by FX Rate.

Termination Payment Date	Each Removal Date, Defaulted Termination Date, Transaction Termination Date or Facility End Date, as applicable.

8. [*]

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

9. Credit Event Termination

Credit Event

Failure to Pay; provided “Failure to Pay” shall mean:

after the expiration of any applicable grace period (however defined under the terms of the RO), the occurrence of a non-payment of a payment of interest Scheduled to be Due or principal due on the RO on any date, in accordance with the terms of such RO at the time of such failure. The occurrence of a Failure to Pay shall be determined without regard to the effect of any provisions of the RO that permit or provide for the limitation of payments of principal or interest in accordance with the terms of the RO pursuant to an available funds cap or otherwise, that provide for the capitalization or deferral of interest on the RO, or that provide for the extinguishing or reduction of such payments of principal or interest without a corresponding payment to Holders of the RO.

Bankruptcy (as defined in the Credit Definitions) of the Reference Entity or any

Insurer and/or credit support provider.

“Scheduled to be Due” means in the case of an interest payment that such interest payment would accrue during the related calculation period for the RO using the Reference Obligation Coupon identified in Annex A on the outstanding principal balance of the RO for such calculation period, assuming for this purpose that sufficient funds are available therefor in accordance with the terms of the RO.

Credit Event Notice Requirement

Notice of a Credit Event from GSI to Counterparty shall be in the form on an irrevocable notice in writing of the occurrence of a Credit Event. The notice shall:

(i) identify the Credit Event in question and shall contain a description in reasonable detail of the facts relevant to the determination that a Credit Event has occurred, and

(ii) be accompanied with Publicly Available Information (as defined in Sections 3.5(a) and (c) of the Credit Definitions and for such purposes the Specified Number of Public Sources shall be one and the RO is the Obligation).

A Credit Event Notice shall be subject to the requirements regarding notices set forth in Section 1.10 of the Credit Definitions (except that the giving of notice by telephone shall not be permitted) which, together with the requirements set out above, shall be used to determine whether a Credit Event Notice is “effective.”

Trustee/Servicer Report

Periodic statements or reports regarding the RO provided to the Holders of the RO by the trustee, servicer, sub-servicer, master servicer, fiscal agent, paying agent or other similar entity responsible for calculating payment amounts or providing reports pursuant to the underlying instruments of the RO.

Defaulted Termination Date	10 Business Days after the Credit Event Notification Date.

Defaulted Termination Event	Upon GSI notifying Counterparty of a Credit Event in accordance with Credit Event Notice Requirement (“Credit Event Notification Date”), the Transaction will terminate in whole on the Defaulted Termination Date.

10. Breakage Payments

LIBOR Breakage Payment Date:	The occurrence of a (i) Removal Date, (ii) Principal Payment Date, (iii) Defaulted Termination Date; or (iv) a [*], unless any such date occurs on either (a) a Floating Rate Period End Date or (b) the Facility End Date.

LIBOR Breakage Payment:

In the event, and only in the event, that a LIBOR Breakage Payment Date occurs, Counterparty shall pay to GSI on each such LIBOR Breakage Payment Date an amount equal to the LIBOR Breakage Payment Amount (if positive) for such LIBOR Breakage Payment Date or GSI shall pay to Counterparty an amount equal to the absolute value of the LIBOR Breakage Payment Amount (if negative) for such LIBOR Breakage Payment Date.

LIBOR Breakage Payment Amount:

With respect to each LIBOR Breakage Payment Date, an amount calculated by the Calculation Agent according to the following formula (the “LIBOR Breakage Payment Amount”):

With respect to a Principal Payment Date:

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

(L1 - L2) x (D / 360) x Amortized Net Notional Amount / FX Rate

With respect to a Removal Date or Defaulted Termination Date:

(L1 - L2) x (D / 360) x Terminated Notional Amount x Initial Price / FX Rate

With respect to a [*]

Where: —

"L1" equals the current Floating Rate (excluding the Floating Rate Spread) for the period ending on the next succeeding Floating Rate Period End Date as set on the immediately previous Reset Date.

"L2" equals USD-LIBOR-BBA minus 0.15%, with a Designated Maturity equal to "D" (as defined below) with the Reset Date being the current LIBOR Breakage Payment Date; provided, however, that if such Designated Maturity shall be one week or less, one-week USD-LIBOR-BBA shall be used. If such Designated Maturity is longer than one week and there is no USD-LIBOR-BBA published with such a Designated Maturity, Linear Interpolation of the next shorter and next longer published Designated Maturities of USD-LIBOR-BBA shall be used.

"D" equals the actual number of days remaining in the Calculation Period from, and including, the current LIBOR Breakage Payment Date to, but excluding, the next Floating Rate Period End Date.

11. Definitions

Actual Coupon Payments

All payments, including, without limitation, interest and fees, if any, paid by or on behalf of the Issuer in respect of an outstanding principal balance of the applicable RO equal to the Notional Amount to a Holder (other than Final Price proceeds or Actual Principal Repayments).

Actual Principal Repayments

In respect of any Principal Payment Date, all payments on such date in respect of the reimbursement of principal allocable to an outstanding principal amount of the RO equal to the Notional Amount (as in effect immediately prior to such Actual Principal Repayment) including, if applicable to such date, principal payments on the maturity date and make whole or premium payments, if any, paid by or on behalf of the Issuer to a Holder. In no event shall a First Total Return Termination Payment, Second Total Return Termination Payment or a Floating Rate Termination Payment be payable by either party in connection with an Actual Principal Repayment.

Final Price

(1) With respect to a Termination Payment Date other than where Bid Disqualification Condition item (iii) below would apply, the price (expressed as a percentage) determined three Business Days prior to the scheduled Termination Payment Date (the “Counterparty Bidding Date”) on the basis of the firm bids, including accrued interest, (each a “Firm Bid”) for a principal amount of the RO equal to the Terminated Notional Amount, for settlement on the scheduled Termination Payment Date, obtained by the Calculation Agent on such Counterparty Bidding Date from Counterparty or Counterparty’s designee, where (i) the Calculation Agent will give Counterparty notice of the Counterparty Bidding Date (unless the Termination Payment Date arises from a Removal Date notified by Counterparty or a Credit Event Notification Date) of its intention

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

to obtain Firm Bids pursuant to this provision and the applicable deadline time for submission of a bid and (ii) Counterparty may, but shall not be obligated to, provide a Firm Bid or procure a Firm Bid from an unaffiliated third party designated by Counterparty; provided, however, that (A) if no Firm Bid is obtained for any portion of the entire Terminated Notional Amount of the RO by the deadline time on the Counterparty Bidding Date, then the Termination Payment Date shall be postponed to the Business Day following the originally scheduled Termination Payment Date and (B) if the party providing the Firm Bid on the Counterparty Bidding Date fails to perform its obligation to make payment for the Terminated Notional Amount based on such Firm Bid on the scheduled Termination Payment Date, the Termination Payment Date shall be postponed to the fourth Business Day following the originally scheduled Termination Payment Date.

(2) With respect to a Termination Payment Date where (x) Bid Disqualification item (iii) below would apply or (y) the proviso in (1)(A) above applies or (z) the proviso in (1)(B) above applies, the price (expressed as a percentage) determined three Business Days prior to the scheduled Termination Payment Date (in the case of (x)) or the postponed Termination Payment Date (in the case of (y) or (z)), as applicable (the “Alternative Bidding Date”) on the basis of the highest of the Firm Bids for a principal amount of the RO equal to the Terminated Notional Amount, for settlement on the Termination Payment Date, obtained by the Calculation Agent on such Alternative Bidding Date; where (i) the Calculation Agent shall attempt to obtain a Firm Bid for the Terminated Notional Amount of the RO from one or more Independent Dealers, (ii) except in the case of an Alternative Bidding Date occurring due to the failure of the party providing the Firm Bid on the Counterparty Bidding Date to perform its obligation to make payment for the Terminated Notional Amount as described in (1)(B) above (aa) the Calculation Agent will give Counterparty notice of its intention to obtain Firm Bids pursuant to this provision and the applicable deadline time for submission of bids and (bb) Counterparty may, but shall not be obligated to, provide a Firm Bid or procure a Firm Bid from an unaffiliated third party designated by Counterparty and (iv) if no Firm Bid is obtained for any portion of the entire Terminated Notional Amount of the Reference Obligation by the deadline time on the Bidding Date, then the Final Price for such portion shall be deemed to be zero per cent.

Notwithstanding the foregoing, the Calculation Agent shall be entitled to disregard as invalid any Firm Bid submitted by any third party if, in the Calculation Agent's commercially reasonable judgment,

(i)	either (x) such third party is ineligible to accept assignment or transfer of the relevant RO or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the RO, as reasonably determined by the Calculation Agent, or (y) such third party would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the RO to the assignment or transfer of the RO or portion thereof, as applicable, to it;

(ii)	such Firm Bid is not bona fide, including, without limitation, due to (x) the insolvency of the bidder or (y) the inability, failure or refusal of the bidder to settle the purchase of the RO or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally; or

(iii)	in connection with any Firm Bid procured by Counterparty on any

Counterparty Originated Asset (as defined below), Counterparty is [*]

(each of (i), (ii) or (iii) a “Bid Disqualification Condition”).

Holder	A holder of a nominal amount of the RO equal to the Notional Amount

Terminated Notional Amount

In respect of each Termination Payment Date (i) in the case of a Termination Payment Date arising other than from a Removal Date, the current Notional Amount in full and (ii) in the case of a Termination Payment Date arising from a Removal Date, the portion of the Notional Amount designated for removal by Counterparty in connection with such Removal Date.

Transaction Termination Date	As specified in Annex A.

12. Other Terms

Collateral

Credit Support Annex; provided that, part of a party's Exposure attributable to each Transaction will be the Base Currency Equivalent of the Market Related Amount calculated for the relevant RO.

“Market Related Amount” means [(Initial Price divided by FX Rate)] minus ([Current Price minus Haircut Percentage] divided by Current FX Rate)] times Notional Amount plus Accrued Floating Amount.

“Accrued Floating Amount” means the Floating Rate Payment accrued from (and including) the previous Floating Rate Period End Date to (but excluding) the date of calculation.

“Current Price” means the [*] market value of the RO (expressed as percentage of principal balance) as determined by Calculation Agent [*]. The parties are entitled to assume that there has been no change in the Current Price, and rely on the preceding notification, until such time as a new Current Price is notified to the parties by the Calculation Agent.

If the Market Related Amount is a positive number, then such amount shall be deemed to be a positive Settlement Amount for the purposes of determining GSI’s Exposure in respect of the relevant Transaction and a negative Settlement Amount for the purposes of determining Counterparty’s Exposure in respect of the relevant Transaction.

If the Market Related Amount is a negative number, then such amount shall be deemed to be a negative Settlement Amount for purposes of determining GSI’s Exposure in respect of the relevant Transaction and positive Settlement Amount for the purposes of determining Counterparty’s Exposure in respect of the relevant Transaction; provided, however, that in the event that the aggregate of all Market Related Amounts in respect of all of the Reference Obligations in the Portfolio is a negative amount which exceeds the Available Maximum Aggregate Notional Amount, then the foregoing provisions of this paragraph shall not apply and the Available Maximum Aggregate Notional Amount shall be deemed to be a negative Settlement Amount for purposes of determining GSI’s Exposure in respect of all of the Reference Obligations in the Portfolio and positive Settlement Amount for the purposes of determining Counterparty’s Exposure in respect of all of the Reference Obligations in the Portfolio.

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

“Available Maximum Aggregate Notional Amount” means, on any date, Maximum Aggregate Notional Amount minus Aggregate Notional Amount.

In the event that GSI receives written notice from Counterparty that Counterparty, acting in a commercially reasonable manner, disputes the Current Price as determined above (a “Dispute Notice”), (i) the Current Price on the relevant date shall be [*] and (ii) Counterparty shall be entitled to obtain an Independent Price [*].

If Counterparty obtains an Independent Price [*], the Current Price on such Business Day shall be the Independent Price so obtained, provided, however, that If GSI reasonably believes, acting in good faith and in a commercially reasonable manner, that [*], GSI shall notify Counterparty and (i) the Current Price on the relevant date shall be [*], and (ii) Counterparty shall on [*] obtain a [*] for the Notional Amount from at least one Independent Dealer (an “Independent Bid”) and the Current Price on such Business Day shall be such Independent Bid (subject to any Bid Disqualification Condition).

If Counterparty does not obtain an Independent Price on the next Business Day following a Dispute Notice, or does not obtain an Independent Bid on request by GSI, the Current Price on such Business Day shall be the [*] price of the RO as determined by Calculation Agent as of the date of such calculation.

Independent Price

The Independent Price shall be on any date of determination the average of the [*] prices, including accrued interest, relating to a principal amount of the Reference Obligation equal to the Notional Amount (the “Quote Size”) provided by at least two Independent Dealers nominated by Counterparty; provided that if at least two bids are not available, then only one bid may be used, and if no bids are available, then the Current Price on such Business Day shall be the [*] price of the RO as determined by Calculation Agent as of the date of such calculation.

“Independent Dealers” means Bank of America, Bank of New York, Barclays Bank, BNP Paribas, Citibank, Credit Suisse, Deutsche Bank, JPMorgan, Lehman Brothers, Merrill Lynch, Morgan Stanley, Royal Bank of Scotland, UBS, Wachovia, the lead arrangers or underwriters in respect of the RO, any Affiliate of any of the foregoing and any other unaffiliated third party designated by Counterparty and agreed to by GSI.

Payments on Early Termination

Notwithstanding anything to the contrary in the Master Agreement, upon the occurrence of an Early Termination Date in respect of any Transaction hereunder or under the Facility, then the Loss of the parties in respect of each Transaction shall be determined for such Transaction as equal to the Market Related Amount in relation thereto; where if the Market Related Amount is a negative number, then such amount shall be deemed to be a positive Loss of Counterparty and a negative Loss of GSI in respect of the relevant Transaction and if the Market Related Amount is a positive number, then such amount shall be deemed to be a negative Loss of Counterparty and a positive Loss of GSI in respect of the relevant Transaction; provided, however, that for purposes of determination of Loss (i) the reference in the definition of Market Related Amount to “Current Price” shall be deemed to be a reference to “Final Price”

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

and (ii) for the avoidance of doubt, the provisions set forth under “Collateral” (other than the definitions of Market Related Amount and Accrued Floating Amount) shall not apply.

In addition to the payments set out above, so long as GSI is not the Defaulting Party or the sole Affected Party, upon the occurrence of an Early Termination Date in respect of any Transaction hereunder or under the Facility, an amount equal to the aggregate of (i) the Accrued Facility Fee; and (ii) the Present Value Facility Fee shall be deemed to be an additional positive Loss of GSI payable to GSI on such Early Termination Date. The parties agree that the Present Value Facility Fee represents a reasonable pre-estimate of GSI’s loss resulting from the occurrence of an Early Termination Date in respect of any Transaction hereunder or under the Facility and not a penalty.

“Accrued Facility Fee” shall mean, as of any date of determination, any accrued but unpaid Facility Fee as at that date.

“Present Value Facility Fee” shall mean, as of any date of determination, the present value (as determined by the Calculation Agent) of the Facility Fee which would accrue from (and including) that date to (and including) the date falling 20 years after the Facility Commencement Date, assuming no Optional Termination Date were to occur and discounting each scheduled Facility Fee amount from the relevant scheduled Facility Fee Payment Date based on the value of “USD-ISDA-Swap Rate” for a maturity equal to the period of time from the date of determination to such scheduled Facility Fee Payment Date, as determined by the Calculation Agent.

RO Conversion

If the RO or any portion thereof is irreversibly converted or exchanged into or for any securities, obligations or other assets or property ("Exchange Consideration"), or any payment on the RO is paid in the form of any Exchange Consideration that is not cash, thereafter such Exchange Consideration will constitute the RO or portion thereof and the Calculation Agent shall in good faith adjust the terms of this Transaction as the Calculation Agent determines appropriate to preserve the theoretical value of this Transaction to the parties immediately prior to such exchange or, if such exchange results in a change in value, the proportionate post-exchange value, and determine the effective date of such adjustments; provided, however, that if the Calculation Agent shall determine in good faith that it is not possible to make such revisions, a Removal Date shall be deemed to occur in relation to such RO and the Transaction related to such RO shall be terminated.

Indemnity Letter Cross Default

For the avoidance of doubt, any failure of the Counterparty or any other party having obligations under an Indemnity Letter (other than GSI) to comply with its obligations thereunder shall constitute a Potential Event of Default and, if not cured within the time period specified in the Schedule, an Event of Default, under Section 5(a)(ii) of the Master Agreement, with Counterparty as the Defaulting Party.

Rating Agency Reports

With respect to each Counterparty Originated Asset, the servicer that is a party to the Indemnity Letter has agreed under the Indemnity Letter (and with respect to each other RO, Counterparty agrees) (a) to be responsible for and shall pay or arrange for payment of the annual fees of Moody’s and S&P and other costs of maintaining the rating of each RO as a monitored rating during the term of the Facility and (b) to deliver to GSI promptly from time to time any S&P, Moody’s and Fitch reports regarding any ROs that are available to holders of the

RO or to Counterparty or its Affiliates in any capacity as originator, servicer, administrator, manager or otherwise in connection with any Reference Entity or RO (“Rating Agency Reports”).

Special Reference Obligation Termination Events

In the event that

(i) any of Counterparty or its Affiliates or the Reference Entity fails to comply with any of the covenants or operating procedures assumed or specified to be performed by such parties in a True Sale and Nonconsolidation Opinion as a premise for such opinion, and such failure is not cured within the cure period applicable to a Potential Event of Default under Section 5(a)(ii) of the Schedule;

(ii) a change in law (including application or interpretation of existing law) results in a True Sale and Nonconsolidation Opinion becoming invalid under current law as reasonably demonstrated by GSI, and an updated True Sale and Nonconsolidation Opinion taking account of such change in law and otherwise satisfactory to GSI is not delivered to GSI within 30 days of GSI’s request therefor;

(iii) a change in law (including application or interpretation of law) would render a Transaction under this Facility no longer to be subject to termination, netting and closeout without restriction from any automatic stay or similar restriction in an insolvency proceeding under Canadian or U.S. law, as reasonably demonstrated by GSI;

(iv) the rating of the RO ceases to be a monitored rating subject to periodic update by the relevant agency; or

(v) payments of interest in relation to the RO become subject to withholding tax under applicable law (unless fully compensated under a customary gross-up provision),

then GSI may designate a Removal Date in respect of the relevant RO or Transaction.

13. Payment Details

Payments to GSI	In accordance with GSI’s written instructions as set forth below or as otherwise delivered to Counterparty.

GSI Payment Details	Name of Bank: Citibank, N.A. New York Account No.: 4061 6408 Fed. ABA No.: 021000089

GSI Inquiries and Notices	Goldman Sachs International Attention: Credit Derivatives Middle Office Tel: 1 212 357 0167 Fax: 1 212 428 9189 With a copy to: Email: gs-sctabs-reporting@ny.email.gs.com

Fax: +1 212 428 3697 All correspondence shall include the GS Reference Number: SDB925241547

Payments to Counterparty

In accordance with Counterparty’s written instructions as set forth below or otherwise delivered to GSI. GSI shall make no payments without having received (i) such written instructions and (ii) a fully executed facsimile copy of this Confirmation or other written acceptance of the terms hereof.

Counterparty Payment Details	In accordance with Counterparty’s written instructions as delivered to GSI.

Payments to CIT Barbados	In accordance with CIT Barbados’ written instructions as set forth below or otherwise delivered to GSI. GSI shall make no payments without having received (i) such written instructions and (ii) a fully executed facsimile copy of this Confirmation or other written acceptance of the terms hereof by Counterparty.

CIT Barbados Payment Details	In accordance with CIT Barbados’ written instructions as delivered to GSI.

14. Additional Acknowledgement and Agreements:

(a) Counterparty hereby represents to and acknowledges and agrees with GSI that:

(i)  (w) without limitation of Section 9.1 of the Credit Derivatives Definitions, neither GSI nor any of their respective Affiliates shall be under any obligation to hedge the Transaction or to own or hold the Reference Obligation or any securities of the Reference Entity or its Affiliates, directly or indirectly, as a result of any Transaction, and GSI and its Affiliates may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty;

     (x) Counterparty is not relying on any representation, warranty or statement by GSI or any of its Affiliates as to whether, at what times, in what manner or by what method GSI or any of its Affiliates may engage in any hedging activities;

     (y) if GSI does hedge the Transaction or GSI or any hedge counterparty does own or hold the Reference Obligation, directly or indirectly, as a result of any Transaction, GSI and its Affiliates and any such hedge counterparty may act with respect to such Reference Obligation and any other securities of the Reference Entity or its Affiliates in the same manner as if the Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise or fail to exercise voting, consensual, amendment or remedial rights in respect of the Reference Obligations or other obligations, securities or financial instruments of, issued by or linked to the Reference Entity or its Affiliates in their sole and absolute discretion, regardless of whether any such action might have an adverse effect on the Reference Entity, the value of the Reference Obligation or the position of the Counterparty to this Transaction or otherwise; and

     (z) it has consulted with its own tax advisors to the extent that it has deemed necessary, and it has made its own decisions regarding entering into this Facility and each Transaction based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by GSI or any of its Affiliates or agents.

(ii) The Facility comprises a series of derivative Transactions and no such Transaction is intended by the parties to be a loan, nor is GSI required to provide a bid at any time in relation to any RO;

(iii) The fair value of the assets of the Counterparty will exceed the debt and liabilities, subordinated, contingent and otherwise of the Counterparty and Counterparty will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(b) each party acknowledges and agrees that:

(i) (A) the Master Agreement and each Transaction entered into under this Confirmation is a "swap agreement" and/or a “securities contract” within the meaning given to such term under Section 101(53B) of the United States Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"); (B) it is a "swap participant" within the meaning given to such term under Section 101(53C) of the Bankruptcy Code and (C) all Transactions entered into hereunder will constitute "eligible financial contracts" for purposes of the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and the Winding Up and Restructuring Act (Canada);

(ii) Unless identified as an underwriter or arranger in an offering document relating to an RO, GSI and its Affiliates have played no role in structuring or arranging for the issuance of any RO or in negotiating or establishing the terms of such RO. Whether or not GSI or its Affiliates are identified as an underwriter or arranger in an offering document relating to an RO, any and all information that may be provided by GSI to Counterparty hereunder with respect to any RO is not being furnished by GSI in the capacity of an underwriter or dealer of the RO in connection with this Transaction and GSI accepts no responsibility or liability therefor.

(iii) The contents of this Confirmation and the other agreements relating to the Facility are confidential and shall not be disclosed to any third party, and neither party shall make any public announcement relating to this Facility without consent of the other party; except that disclosure of this Confirmation and the terms of the Facility is permitted (A) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry or to comply with any applicable law, order, regulation, ruling, or disclosure requirement, including without limitation, any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith following consultation with the other party hereto, (B) to officers, directors, employees, attorneys and advisors of the parties or their affiliates who are subject to a duty of confidentiality to the disclosing party or such affiliate, (C) to rating agencies and (D) where the information has otherwise become public (other than as a result of a breach of this subparagraph (b)(iii)). Notwithstanding the foregoing or any other provision in this Confirmation or any other document, GSI and Counterparty (and each employee, representative, or other agent of GSI or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the "Code")), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. Without limitation of (iii)(A) Counterparty agrees to cooperate in good faith with a reasonable request by GSI to seek confidential treatment from the Securities and Exchange Commission for specific provisions of this Confirmation, provided however, GSI shall pay all reasonable fees (including reasonable legal fees) incurred in connection with such request.

(iv) as of the Effective Date and so long as either party has or may have any obligation under this Transaction, it is not and will not be an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), subject to Title I of ERISA, a “plan” (as defined in Section 4975(e) of the Code), subject to Section 4975 of the Code or an entity whose underlying assets include the assets of any such plan by reason of 29 CFR 2510.3 -101, Section 3(42) of ERISA or otherwise.

(c) CIT Barbados shall be an express third party beneficiary of the provisions of this Facility specifying payment obligations to CIT Barbados, provided that such payment obligations shall be subject to reduction and setoff on any date in respect of amounts due and unpaid by Counterparty hereunder.

(d) The parties agree to amend the definition of “Indemnifiable Tax” by adding the following to the end of the definition:

“Notwithstanding the foregoing, any Tax imposed by reason of a payment deemed made or received between Counterparty and an affiliate thereof, or between affiliates of Counterparty, by reason of this Facility or a Transaction hereunder, and related transactions, shall be treated as (i) an Indemnifiable Tax on a payment under this Agreement in the case of payments made by Counterparty or its affiliates to GSI and (ii) a Tax on a payment under this Agreement which is not an Indemnifiable Tax in the case of payments made by GSI to Counterparty or its affiliates.”

15. Agreement as to Confirmation:

Counterparty hereby agrees (a) to check this Confirmation (Reference No SDB925241547) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between GSI and Counterparty with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to Swap Administration, Goldman Sachs International, facsimile No +1 212 428 9189).

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel 0207 774 1000
Registered in England no. 226395. Registered Office as above. Authorised and regulated by the Financial Services Authority

EXECUTION COPY

GSI is very pleased to have executed this Transaction (Reference No. SDB925241547) with Counterparty.

Very truly yours, GOLDMAN SACHS INTERNATIONAL

By:	/s/ Matt Seager

Name:	Matt Seager
Title:

Agreed To And Accepted By:
CIT FINANCIAL LTD.

By:	/s/ Barbara Callahan

Name:	Barbara Callahan
Title:	Senior Vice President – Corporate Treasury

Annex A

Transaction Number	Reference Obligation	Reference Entity	Guarantor or credit support provider	Insurer, if any	Specified Currency	Effective Date	Transaction Termination Date

Initial Notional Amount	Par Amount at Issuance	Offering Price (including accrued interest)	Initial Price	Reference Obligation Coupon	Floating Rate Period End Dates	CUSIP/ ISIN	Initial Haircut Percentage

(Bilateral Form)	(ISDA Agreements Subject to New York Law Only)

ISDA®
 International Swaps and Derivatives Association, Inc.

CREDIT SUPPORT ANNEX

to the Schedule to the

MASTER AGREEMENT

dated as of June 6, 2008

between

GOLDMAN SACHS INTERNATIONAL	and	CIT FINANCIAL LTD.

("GSI")		("COUNTERPARTY")

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Accordingly, the parties agree as follows:

Paragraph 1. Interpretation

(a) Definitions and Inconsistency. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.

(b) Secured Party and Pledgor. All references in this Annex to the "Secured Party" will be to either party when acting in that capacity and all corresponding references to the "Pledgor" will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.

Paragraph 2. Security Interest

Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

Paragraph 13. Elections and Variables

(a) Security Interest for "Obligations". The term "Obligations" as used in this Annex includes no additional obligations with respect to GSI or Counterparty.

(b) Credit Support Obligations.

(i) "Delivery Amount", "Return Amount" and "Credit Support Amount" will have the meanings specified in Paragraphs 3(a), 3(b) and 3, respectively.

(ii) Eligible Collateral shall consist of those assets identified by the ICAD codes listed below, as they are defined in the Collateral Asset Definitions. Percentage shown is the Valuation Percentage applicable to the indicated combination of ICAD and Remaining Maturity.

Remaining Maturity

ICAD Code	One (1) year or under	More than one (1) year up to and including five (5) years	More than five (5) years up to and including ten (10) years	More than ten (10) years

US-CASH	100%	N/A	N/A	N/A
US-TBILL	99.5%	N/A	N/A	N/A
US-TNOTE	99.5%	98%	95%	N/A
US-TBOND	99.5%	98%	95%	95%

(iii) There shall be no "Other Eligible Support" for Counterparty or GSI for purposes of this Annex.

(iv) Thresholds.

(A)	"Independent Amount" means with respect to GSI: Not Applicable "Independent Amount" means with respect to Counterparty: (1) If an amount is specified with respect to a Transaction in the applicable Confirmation, such amount and (2) with respect to any other Transactions, zero.

(B)	"Threshold" means with respect to GSI: Zero "Threshold" means with respect to Counterparty: Zero

(C)	"Minimum Transfer Amount" means with respect to GSI: $3,000,000 "Minimum Transfer Amount" means with respect to Counterparty: $3,000,000

(D)	Rounding. The Delivery Amount will be rounded up and the Return Amount will be rounded down to the nearest integral multiple of $10,000.00, respectively.

(c) Valuation and Timing.

(i) "Valuation Agent" means GSI.

2

(ii) "Valuation Date" means: Each and every Local Business Day commencing on the first such date following the date hereof.

(iii) "Valuation Time" means:

[ ]	the close of business in the city of the Valuation Agent on the Valuation Date or date of calculation, as applicable;

[ X ]	the close of business on the Local Business Day before the Valuation Date or date of calculation, as applicable;

provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv) "Notification Time" means 11:00 a.m., New York time, on a Local Business Day.

(d) Conditions Precedent and Secured Party's Rights and Remedies. The following Termination Event(s) will be a "Specified Condition" for each party (that party being the Affected Party if the Termination Event occurs with respect to that party) for purposes of Paragraphs 4(a), 6(c), 8(a) and 8(b): Illegality, Credit Event Upon Merger and Additional Termination Event.

(e) Substitution.

(i) "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

(ii) Consent. The Pledgor is not required to obtain the Secured Party's consent for any substitution pursuant to Paragraph 4(d).

(f) Dispute Resolution. The provisions of Paragraph 5 will not apply. The phrase “and subject to Paragraph 5” shall be deemed deleted from the definitions of “Value” and “Exposure”; and other references to Paragraph 5 shall be disregarded.

(g) Holding and Using Posted Collateral.

(i) Eligibility to Hold Posted Collateral; Custodians. GSI will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(A)	GSI, as the Secured Party, is not a Defaulting Party.

Initially the Custodian, for GSI is: Not applicable.

Counterparty will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(A)	Counterparty, as the Secured Party, is not a Defaulting Party.

Initially the Custodian, for Counterparty is: Not applicable.

(ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will apply to GSI and Counterparty.

3

(h) Distributions and Interest Amount.

(i) The "Interest Rate", with respect to Posted Collateral in the form of Cash, for any day, will be the rate opposite the caption "Federal funds (effective)" for such day as published by the Federal Reserve Publication H.15 (519) or any successor publication as published by the Board of Governors of the Federal Reserve System.

(ii) The "Transfer of Interest Amount" will be made within 3 Local Business Days after the last Local Business Day of each calendar month.

(iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(iv) Paragraph 12 is hereby amended by replacing the definition of "Interest Period" with the following:

     "'Interest Period' means the period from (and including) the first day of each calendar month to (and including) the last day of each calendar month."

(i) Additional Representations. None.

(j) Other Eligible Support and Other Posted Support. Not Applicable.

(k) Demands and Notices. All demands, specifications and notices made by a party to this Annex will be made to the following:

GSI:	Cross-Product Collateral Management Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB Telephone No. 44 20 7774-2842 Fax: +44 20 7774-2816 Email: cpcm@gs.com

Counterparty:	CIT Financial Ltd. c/o CIT Group Inc One CIT Drive Livingston, NJ 07039 Attn: Treasury Services

	Treasury Services: Treasurer: Legal Department: Telephone: 973 740-5000	Facsimile: 973 535-3761 Facsimile: 973 740-5750 Facsimile: 973 740-5087

(l) Addresses for Transfers.

GSI: Counterparty:	To be specified by GSI in writing. To be specified by CFL in writing.

4

(m) Other Provisions.

(i) This Credit Support Annex is a Security Agreement under the New York UCC.

(ii) The definitions and provisions contained in the Collateral Asset Definitions First Edition - 2003 (the "Collateral Asset Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA"), are incorporated into this Annex. In the event of any inconsistency between any of the following, the first listed shall prevail (i) this Annex, (ii) the Agreement and (iii) the Collateral Asset Definitions.

(iii) Transfer Timing. With respect to any Transfer of Eligible Credit Support demanded under Paragraph 3(a), Paragraph 4(b) shall be modified to read as follows:

“Subject to Paragraph 4(a) and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than 2:00 p.m., New York time, on the next Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than 2:00 p.m., New York time, on the second Local Business Day thereafter.”

For the avoidance of doubt, (1) if a party makes a demand for Transfer pursuant to Paragraph 4(b) by the Notification Time on a Local Business Day, a Credit Support Default under Section 5(a)(iii) of the Agreement will occur on the next Local Business Day if the relevant Transfer is not made by 2:00 p.m., New York time, on that Local Business Day and (2) no grace period shall apply under Paragraph 4(b).

(iv) All references to "Local Business Day" in this Annex shall mean a day on which commercial banks are open for business in New York and London.

(v) Notwithstanding Paragraph 12 of this Annex, the Exposure shall be determined as the sum of (1) for each Transaction, the amount determined in accordance with the collateral provisions in the Confirmation for such Transaction and (2) for each Transaction with respect to which the applicable Confirmation contains no such provision, the amount that would be determined as the Exposure for such Transaction in accordance with Paragraph 12 of this Annex.

(vi) Paragraph 7(i) of this Annex is amended by deleting the clause “and that failure continues for two Local Business Days after notice of that failure is given to that party”.

(vii) Clause (iii) of the definition of Transfer in Paragraph 12 of this Annex shall be amended by adding at the end of that clause immediately before the semicolon: “; provided that the Transfer shall not be deemed effective before the Local Business Day on which such transfer settles”.

(viii) With respect to any Transaction for which the Confirmation defines an “Effective Date,” “Offered Price,” “RO,” “Bid Failure Event” and “Market Related Amount,” if an Effective Date and Bid Failure Event occurs and the Offered Price is zero, immediately upon the Effective Date, Counterparty shall, after giving the applicable notice described in this Annex, be entitled to receive the Market Related Amount in cash from GSI with respect to the related RO on the Effective Date under the terms hereof.

5

Accepted and agreed: GOLDMAN SACHS INTERNATIONAL			CIT FINANCIAL LTD.
By:	/s/ John Tribolati		By:	/s/ Barbara Callahan

	Name:	John Tribolati		Name:	Barbara Callahan
	Title:	Managing Director		Title:	Senior Vice President –
	Date:	June 6, 2008			Corporate Treasury
				Date:	June 6, 2008

Copyright © 1994 by International Swaps and Derivatives Association, Inc.

6

SCHEDULE
to the
ISDA MASTER AGREEMENT
dated as of
June 6, 2008

between

     GOLDMAN SACHS INTERNATIONAL,
a company organized under the law of England and Wales
(“GSI”),

and

     CIT FINANCIAL LTD.,
a corporation organized under the laws of Ontario
(“Counterparty”).

Part 1. Termination Provisions

(a)	“Specified Entity” means (1) in relation to GSI and Counterparty for the purpose of Section 5(a)(vi), 5(a)(vii) and 5(b)(iv), none and (2) for the purpose of Section 5(a)(v):

(i) in relation to GSI, Goldman, Sachs & Co., Goldman Sachs Capital Markets, L.P., J. Aron & Company, Goldman Sachs Japan Co., Ltd., Goldman Sachs International Bank, Goldman Sachs (Asia) Finance, Goldman Sachs Financial Markets, L.P., Goldman Sachs Paris Inc. et Cie, Goldman Sachs Mitsui Marine Derivative Products, L.P., Goldman, Sachs & Co. oHG and J. Aron & Company (Singapore) Pte.; and

(ii) in relation to Counterparty, each Affiliate of Counterparty and each Affiliate of its Credit Support Provider.

(b)	“Specified Transaction”. The term “Specified Transaction” in Section 14 of the Agreement is amended in its entirety as follows:

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or

1

interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into on the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation.”

(c)	The “Cross Default” provisions of Section 5(a)(vi) will apply to GSI and will apply to Counterparty, provided that (i) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); and (ii) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”

“Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

“Threshold Amount” means (A) for GSI, the lower of (i) US$100,000,000 and (ii) 3% of Goldman Group’s shareholders’ equity (or, in each case, its equivalent in another currency) and (B) for Counterparty, the lower of (i) US$100,000,000 and (ii) 3% of CIT Group Inc.’s shareholders’ equity (or, in each case, its equivalent in another currency).

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to GSI and will apply to Counterparty. For purposes of Section 5(b)(iv) of this Agreement, the term, “materially weaker”, shall mean with respect to each Credit Support Provider hereunder (i) the senior unsecured and otherwise unsupported long-term obligations of the resulting, surviving or transferee entity are rated by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or Moody’s Investors Service (“Moody’s”) below investment grade (investment grade being at least “BBB-” for S&P and at least “Baa3” for Moody’s) or (ii) any outstanding long-term unsecured and otherwise unsupported debt or other obligations of the resulting, surviving or transferee entity are not rated by S&P or Moody’s.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to GSI and will not apply to Counterparty.

(f)	Payments on Early Termination. For the purpose of Section 6(e):

(i) Loss will apply.

(ii) The Second Method will apply.

(g)	“Termination Currency” means United States Dollars.

(h)	The parties agree to amend the following subsections of Section 5(a) as follows:

(i) clause (i): in the third line of this clause, delete the word “third” and insert the word “first”;

2

	(ii)	clause (ii): (1) in the fifth line of this clause, delete the word “thirtieth” and insert the word “fifth” and (2) at the end of this clause (immediately before the semicolon), add the words “; provided that if (I) such failure is not remedied on or before the fifth day after notice of such failure is given to the party, (II) such failure was not reasonably capable of being remedied on or before such fifth day and (III) the party demonstrates to the other party’s reasonable satisfaction that it has been diligently taking and continues to take steps to remedy such failure, then the time period to remedy such failure shall be extended to thirty days after notice of such failure is given to the party (or such earlier date on which the party fails to satisfy clause (III))”; and

	(iii)	clause (v): delete clause (1) and (3) and the word “or” immediately preceding clause (3) and insert in its place the words “and (following expiration of the relevant notice requirement, grace period or period of three Local Business Days, as applicable) such default is not remedied on or before the second Local Business Day following a further notice given to the party hereunder identifying such default as a Potential Event of Default under this Agreement.”

(i)	Additional Termination Event will not apply (subject to any events specified in any Confirmation).

(j)	Early Termination. Notwithstanding anything to the contrary in Section 6(a) or Section 6(b), the parties agree that, except with respect to Transactions (if any) that are subject to Automatic Early Termination under Section 6(a), the Non-defaulting Party or the party that is not the Affected Party (in a case where a Termination Event under Section 5(b)(iv), or an Additional Termination Event for which there is a single Affected Party, has occurred) is not required to terminate the Transactions on a single day, but rather may terminate the Transactions over a commercially reasonable period of time (not to exceed ten days) (the “Early Termination Period”). The last day of the Early Termination Period shall be the Early Termination Date for purposes of Section 6; provided, however, that interest shall accrue on the Transactions terminated during the Early Termination Period prior to the Early Termination Date at the Non-default Rate.

Part 2. Tax Representations

(a)	Payer Tax Representations. For the purposes of Section 3(e), GSI and Counterparty make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

3

(b)	Payee Tax Representations. For the purpose of Section 3(f), GSI and Counterparty make the following representation: Not Applicable.

Part 3. Agreement to Deliver Documents

(a)	For the purpose of Section 4(a), Tax forms, documents, or certificates to be delivered are:

None

(b)	Other documents to be delivered are:

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
GSI and Counterparty	Evidence of authority of signatories	Upon or promptly following execution of this Agreement	Yes
GSI and Counterparty	Any Credit Support Document specified in Part 4(f) herein	Upon execution of this Agreement	No
GSI and Counterparty

Most recent annual audited and quarterly consolidated financial statements of (1) Counterparty’s Credit Support Provider and (2) GSI’s Credit Support Provider.

Most recently available annual unaudited balance sheet and income statement of Counterparty.

		Promptly following reasonable demand by the other party	Yes
GSI and Counterparty

An opinion of external counsel of each of Counterparty and its respective Credit Support Providers confirming the enforceability of this Agreement, the CIT Guaranty and the Barbados Guaranty.

An opinion of counsel of each of Counterparty and CIT Group Inc. confirming the validity and due authorization of this Agreement and the CIT Guaranty.

An opinion of counsel to Goldman Group confirming the due authorization and execution of the Goldman Group Guaranty.

		Upon execution of this Agreement (if not otherwise publicly available)	Yes

4

Party required to deliver	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Counterparty and Counterparty’s Credit Support Provider	Certified resolutions of its board of directors or other governing body approving (1) with respect to Counterparty’s board, this Agreement and each Confirmation hereunder and (2) with respect to each board of a Credit Support Provider of Counterparty, the relevant Credit Support Document.	Upon execution of this Agreement	Yes

Part 4. Miscellaneous

(a)	Addresses for Notices. For the purpose of Section 12(a):

	(i)	Address for notices or communications to GSI:

		Address:	Peterborough Court 133 Fleet Street London EC4A 2BB

Fixed Income / Credit Derivatives: Equity Derivatives: Foreign Exchange Legal Department: Telephone No. 44-20-7774-1000	Facsimile No. 44-20-7774 5115 Facsimile No. 44-20-7774 1500 Facsimile No. 44-20-7774 1201 Facsimile No. 44-20-7774 1313

(ii)	Address for notices or communications to Counterparty:

CTI Financial Ltd. c/o CIT Group Inc One CIT Drive Livingston, NJ 07039 Attn: Treasury Services

Treasury Services: Treasurer: Legal Department: Telephone: 973 740-5000	Facsimile: 973 535-3761 Facsimile: 973 740-5750 Facsimile: 973 740-5087

(b)	Process Agent. For the purpose of Section 13(c):

GSI appoints as its Process Agent: Goldman, Sachs & Co., 85 Broad Street, New York, NY 10005.

5

Counterparty appoints as its Process Agent: Processing Agent: CIT Group Inc, 505 Fifth Avenue, New York, NY 10017 Attn: General Council.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c):

GSI is not a Multibranch Party.

Counterparty is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is GSI.

(f)	Credit Support Document. Any guaranty or other form of credit support provided on behalf of Counterparty at any time shall constitute a Credit Support Document with respect to the obligations of Counterparty. Details of any other Credit Support Document, each of which is incorporated by reference in, and made part of, this Agreement and each Confirmation (unless provided otherwise in a Confirmation) as if set forth in full in this Agreement or such Confirmation:

(i) Guaranty by The Goldman Sachs Group, Inc. (“Goldman Group”) in favor of Counterparty as beneficiary thereof shall constitute a Credit Support Document with respect to the obligations of GSI.

(ii) Guaranty by CIT Group Inc. in favor of GSI as beneficiary thereof shall constitute a Credit Support Document with respect to the obligations of Counterparty (the “CIT Guaranty”).

(iii) Credit Support Annex hereto dated the date hereof between GSI and Counterparty shall constitute a Credit Support Document with respect to the obligations of Counterparty and GSI.

(iv) Guaranty by CIT Financial (Barbados) Srl (“CIT Barbados”) in favor of GSI as beneficiary thereof shall constitute a Credit Support Document with respect to the obligations of Counterparty (the “Barbados Guaranty”).

(g)	Credit Support Provider.

Credit Support Provider means in relation to GSI, Goldman Group.

Credit Support Provider means in relation to Counterparty, each of CIT Group Inc. and CIT Barbados.

(h)	Governing Law. Section 13(a) is hereby replaced with the following:

(a) Governing Law. THIS AGREEMENT AND EACH TRANSACTION ENTERED INTO HEREUNDER WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

6

(i)	Jurisdiction. Section 13(b) is hereby amended by:

	(i)	deleting in the second line of subparagraph (i) thereof the word “non-”; and

	(ii)	deleting the final paragraph thereof.

(j)	Netting of Payments. Subparagraph (ii) of Section 2(c) will not apply to Transactions. Notwithstanding anything to the contrary in Section 2(c), unless otherwise expressly agreed by the parties, the netting provided for in Section 2(c) will not apply separately to any pairings of branches or Offices through which the parties make and receive payments or deliveries.

Part 5. Other Provisions

(a)	Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period, the phrase “or, in the case of audited or unaudited financial statements, a fair presentation of the financial condition of the relevant person.”

(b)	Scope of Agreement. Any transaction outstanding between the parties at the date this Agreement comes into force or entered into by the parties at or after the date this Agreement comes into force that is an FX Transaction or a Currency Option Transaction as defined in the 1998 FX and Currency Option Definitions (the “FX Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), the Emerging Markets Traders Association, and the Foreign Exchange Committee, unless otherwise specified in the relevant confirmation, will constitute a “Transaction” for the purposes of this Agreement and will be deemed to incorporate the FX Definitions.

(c)	Additional Representations. The parties agree to amend Section 3 by adding new Sections 3(g), (h), and (i) as follows:

	(g)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

	(h)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

	(i)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

7

(d)	Transfer. The following amendments are hereby made to Section 7:

	(i)	In the third line, insert the words “which consent will not be arbitrarily withheld or delayed,” immediately before the word “except”; and

	(ii)	in clause (a), insert the words “or reorganization, incorporation, reincorporation, or reconstitution into or as,” immediately before the word “another.”

(e)	Consent to Recording. Each party consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties, with or without the use of a warning tone, and their Affiliates in connection with this Agreement or any potential Transaction.

(f)	Definitions. The following amendments are hereby made to Section 14:

	(i)	The definition of “Termination Currency Equivalent” in Section 14 is hereby amended by deleting in its entirety the text after the first three lines thereof and replacing it with the following:

“by the party making the relevant determination in any commercially reasonable manner as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant amount determined in accordance with Section 6(e) is determined as of a later date, that later date, for value on the date the payment or settlement payment is due.”

(g)      Confirmations. Counterparty shall be deemed to have agreed to the terms contained in any Confirmation (as amended and revised) sent by GSI to Counterparty unless Counterparty objects to such terms within three (3) Business Days of receipt.

(h)      Equivalency Clause. For purposes of disclosure pursuant to the Interest Act (Canada), the annual rate of interest which is equivalent to any rate of interest payable under this Agreement, which is to be calculated on any basis other than a full calendar year, may be determined by multiplying such rate of interest (expressed as a percentage) by a fraction, the numerator of which is the actual number of days in the calendar year in which such yearly rate of interest is to be ascertained and the denominator of which is a number of days comprising such other basis.

(i)      Condition to Addition of ROs. If Counterparty delivers to GSI an opinion of counsel of CIT Barbados in the form of the opinion attached as Exhibit A, then clause (i) of the last paragraph of the definition of “Condition to Effectiveness” in the Confirmation hereunder between GSI and Counterparty dated June 6, 2008, shall be deemed to be satisfied. For the avoidance of doubt, Counterparty has no obligation to deliver such opinion under Part 3 or otherwise as a covenant under this Agreement.

8

IN WITNESS WHEREOF, the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

GOLDMAN SACHS INTERNATIONAL		CIT FINANCIAL LTD.
/s/ John Tribolati		/s/ Barbara Callahan

Name:	John Tribolati	Name:	Barbara Callahan
Title:	Managing Director	Title:	Senior Vice President –
Date:	June 6, 2008		Corporate Treasury
		Date:	June 6, 2008

Exhibit A

Form of Opinion

(Multicurrency-Cross Border)

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of June 6, 2008

GOLDMAN SACHS INTERNATIONAL   and   CIT FINANCIAL LTD.

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:—

1. Interpretation

(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purposes of the relevant Transaction.

(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2. Obligations

(a) General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable fundsand in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

Copyright © 1992 by International Swap Dealers Association, Inc.

(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c) Netting. If on any date amounts would otherwise be payable:

(i) in the same currency; and

(ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d) Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing

2

authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii) Liability. If:—

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2) X does not so deduct or withhold; and

(3) a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3. Representations. Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:

(a) Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in

ISDA® 1992

3

accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4. Agreements. Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:

(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii) any other documents specified in the Schedule or any Confirmation; and

(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

ISDA® 1992

4

(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5. Events of Default and Termination Events.

(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:

(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii) Credit Support Default.

(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made, or repeated or deemed to have been made or repeated;

(v) Default Under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is

ISDA® 1992

5

no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:

(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

ISDA® 1992

6

(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):

(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6((d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2((d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

ISDA® 1992

7

(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6. Early Termination.

(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b) Right to Terminate Following Termination Event.

(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv) Right to Terminate. If:—

(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

ISDA® 1992

8

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c) Effect of Designation.

(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d) Calculations.

(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i) Events of Default. If the Early Termination Date results from an Event of Default:—

(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

ISDA® 1992

9

(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.
(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii) Termination Events. If the Early Termination Date results from a Termination Event:—

(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2) Two Affected Parties. If there are two Affected Parties:—

(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable

ISDA® 1992

10

for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7. Transfer.

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8. Contractual Currency.

(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

ISDA® 1992

11

(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) Counterparts and Confirmations.

(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10. Offices; Multibranch Parties.

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

ISDA® 1992

12

11. Expenses.

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12. Notices.

(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i) if in writing and delivered in person or by courier, on the date it is delivered;

(ii) if sent by telex, on the date the recipient’s answerback is received;

(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v) if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13. Governing Law and Jurisdiction.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:

(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof

ISDA® 1992

13

for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14. Definitions.

As used in this Agreement:—

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means:—

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

ISDA® 1992

14

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“Law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

ISDA® 1992

15

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market- maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:

ISDA® 1992

16

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option of any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be) is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

ISDA® 1992

17

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prio r to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market

ISDA® 1992

18

value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) thedate such amounts or obligations wereor would havebeen required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

     IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

GOLDMAN SACHS INTERNATIONAL	CIT FINANCIAL LTD.
(Name of Party)	(Name of Party)

/s/ John Tribolati	/s/ Barbara Callahan

Name: John Tribolati Title: Managing Director Date: June 6, 2008	Name: Barbara Callahan Title: Senior Vice President – Corporate Treasury Date: June 6, 2008

ISDA® 1992

19